AMENDMENT NO. 8 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF AMERICAN CENTURY INTERNATIONAL BOND FUNDS

THIS AMENDMENT NO. 8 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST (“Declaration of Trust”) is made as of the 29th day of March, 2016, by the undersigned Trustees.

WHEREAS, pursuant to Article VIII, Section 8 of the Declaration of Trust, the Trustees wish to amend the Declaration of Trust as follows.

NOW, THEREFORE, BE IT RESOLVED, the Declaration of Trust is hereby amended by deleting the present Section 3 of Article VI and inserting in lieu thereof the following:

SECTION 3. REDEMPTIONS AT THE OPTION OF THE TRUST
The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as described in Section 1 of this Article VI if: (i) the value of such shares in the account of such Shareholder is less than minimum investment amounts applicable to that account as set forth in the Trust’s then-current registration statement under the 1940 Act; (ii) the Shareholder fails to furnish the Trust with the holder’s correct taxpayer identification number or social security number and to make such certifications with respect thereto as the Trust may require; (iii) such Shareholder fails to meet or maintain the qualifications for ownership of a particular series or class; or (iv) the Trustees determine, in their sole discretion, that the ownership of Shares by one or more Shareholders is not in the best interests of the remaining Shareholders of the Trust or of the applicable series or class. Provided, however, that any such redemptions shall be subject to such further terms and conditions as the Trustees may from time to time adopt.

IN WITNESS WHEREOF, the Trustees do hereto set their hands as of the date first referenced above.

Trustees of the American Century International Bond Funds

/s/ Tanya S. Beder	/s/ Jeremy I. Bulow
Tanya S. Beder	Jeremy I. Bulow
/s/ Ronald J. Gilson	/s/ Frederick L.A. Grauer
Ronald J. Gilson	Frederick L.A. Grauer
/s/ Peter F. Pervere	/s/ Jonathan S. Thomas
Peter F. Pervere	Jonathan S. Thomas
/s/ John B. Shoven
John B. Shoven